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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Belo Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒ No fee required.
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Robert W. Decherd
Chairman of the Board
President and Chief Executive Officer
April 5, 2005
Dear Fellow Shareholder:
We invite you to attend our annual meeting of shareholders on May 10, 2005 in Dallas, Texas. This year’s meeting will be held in The Pavilion of the Belo Mansion, at 2101 Ross Avenue, Dallas, Texas. At the meeting, you will hear a report on Belo’s operations and have a chance to meet your directors and executive officers. This package includes the formal notice, proxy statement, and proxy card for the meeting, together with our 2004 annual report.
The proxy statement tells you more about the agenda and voting procedures for the meeting. It also describes how the Board operates and provides information about our directors, including those nominated for election at this year’s meeting.
Whether or not you attend the meeting, we encourage you to vote your shares as soon as possible prior to the meeting either by returning your proxy card or by voting using the telephone or Internet voting procedures outlined in the enclosed materials. Even if you only own a few shares, it is important that your shares be represented at the meeting.
We hope to see you on May 10th.

Sincerely,

Belo Corp.  P. O. Box 655237  Dallas, Texas 75265-5237  Tel. 214.977.6606  Fax 214.977.6603
www.belo.com  Deliveries  400 South Record Street  Dallas, Texas 75202-4841

Belo Corp.
P. O. Box 655237
Dallas, Texas 75265-5237
www.belo.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 10, 2005

To Belo Shareholders:
Please join us for the 2005 annual meeting of shareholders of Belo Corp.. The meeting will be held in The Pavilion of the Belo Mansion, at 2101 Ross Avenue, Dallas, Texas, on Tuesday, May 10, 2005, at 10:30 a.m., Dallas, Texas time. Refreshments will be served prior to the meeting, starting at 9:30 a.m..
At the meeting, the holders of Belo Series A common stock and Belo Series B common stock will act on the following matters:

1. Election of five Class I directors;

2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm; and

3. Any other matters that may properly come before the meeting.
All holders of record of shares of Belo Series A common stock and Belo Series B common stock at the close of business on March 18, 2005 are entitled to vote at the meeting or at any postponement or adjournment of the meeting.

By Order of the Board of Directors

GUY H. KERR
Secretary
April 5, 2005

Belo Corp.
P. O. Box 655237
Dallas, Texas 75265-5237
www.belo.com

PROXY STATEMENT

For the Annual Meeting of Shareholders
To Be Held On May 10, 2005
This proxy statement contains information related to the annual meeting of shareholders of Belo Corp. to be held on Tuesday, May 10, 2005, beginning at 10:30 a.m., Dallas, Texas time, at The Pavilion of the Belo Mansion, 2101 Ross Avenue, Dallas, Texas, and any postponement or adjournment of the meeting.
This proxy statement and related proxy card will be distributed to shareholders beginning on or about April 5, 2005.
ABOUT THE MEETING
What is the purpose of the annual meeting?
At the annual meeting, shareholders will act on matters outlined in the accompanying notice, including the election of five directors, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, and any other matters properly brought before the meeting. Management will report on Belo’s performance in 2004 and respond to questions and comments from shareholders.
Who can attend the annual meeting?
Shareholders and guests of Belo may attend the annual meeting.
Who may vote at the meeting?
Only shareholders who owned Belo shares at the close of business on March 18, 2005, the record date, or their duly appointed proxies, are entitled to vote at the meeting. If you owned Belo shares at the close of business on March 18, 2005, you are entitled to vote all of the shares that you held on that date at the meeting, or any postponement or adjournment of the meeting. Our common stock is divided into two series: Series A common stock and Series B common stock. Holders of either series of common stock as of the close of business on the record date will be entitled to vote at the meeting. At the close of business on the record date, a total of 98,214,328 shares of Series A common stock and 15,864,486 shares of Series B common stock were outstanding and entitled to vote.
What are the voting rights of the holders of Series A common stock and Series B common stock?
Holders of Series A and Series B common stock vote together as a single class on all matters to be acted upon at the annual meeting. Each outstanding share of Series A common stock will be entitled to one vote on each matter. Each outstanding share of Series B common stock will be entitled to 10 votes on each matter.
What constitutes a quorum to conduct business at the meeting?
In order to carry on the business of the meeting, we must have a quorum present in person or by proxy. Both a majority of the voting power of the outstanding shares eligible to vote and at least one-third of the outstanding shares entitled to vote must be present at the meeting, in person or by proxy, in order to constitute a quorum.

Abstentions and broker non-votes are counted as present at the meeting for purposes of determining whether we have a quorum. A broker non-vote occurs when a broker or other nominee returns a proxy but does not vote on a particular proposal because the broker or nominee does not have authority to vote on that particular item and has not received voting instructions from the beneficial owner.
How do I cast my vote?
You may vote by proxy, which gives the proxy holder the right to vote your shares on your behalf, or you may vote in person at the meeting.
You may receive more than one proxy card depending on how you hold your shares. Shares registered in your name and any shares held in your Belo Savings Plan account are covered by separate proxy cards. Shares held in the Belo Savings Plan may be voted only by the plan trustees. Also, if you hold shares indirectly through someone else, such as a broker, you may receive material from that person asking how you want to vote. It is important that you follow the instructions on each proxy card and vote the shares represented by each card separately.
How do I vote by proxy?
If you vote by proxy, you may vote by telephone, online via the Internet, or by completing and returning your enclosed proxy card in the envelope provided. All proxy cards that are properly completed and submitted will be voted as specified. However, if you sign, date, and return your proxy card but do not check any boxes, the shares represented by that card will be voted FOR all nominees standing for election as directors and FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm and, at the discretion of the proxy holders, on any other matter that properly may come before the meeting or any adjournment or postponement of the meeting.
If you want to vote using the telephone or Internet, please follow the instructions on each proxy card and have the proxy card available when you call in or access the voting site. In order to be included in the final tabulation of proxies, completed proxy cards must be received by May 9, 2005 and votes cast using the telephone or Internet must be cast prior to 5:00 p.m. (Eastern Time), on May 9, 2005.
If your shares are held indirectly, your broker or nominee may not offer voting using the telephone or Internet. Please be certain to check your proxy card or contact your broker or nominee to determine available voting arrangements.
How do I vote in person?
You may vote in person by completing a ballot at the annual meeting. If you plan to vote in person but hold shares through a broker or other nominee, you must provide a legal proxy from the broker or nominee evidencing your authority to vote shares the broker held for your account at the close of business on March 18, 2005. You must contact your brokerage firm directly in advance of the annual meeting to obtain a legal proxy.
Blank ballots will be available at the registration table at the meeting. Completed ballots may be deposited at the registration table and a call for completed ballots will be made during the course of the meeting prior to the close of the polls.
Can I change my vote or revoke my proxy?
Yes. You may revoke your proxy (including a telephone or Internet vote) by:

▶	filing a written notice of revocation with the corporate Secretary of Belo Corp. at any time prior to the annual meeting;
▶	delivering a duly executed written proxy bearing a later date by the voting deadline set forth on the proxy card;
▶	submitting a new proxy by telephone or the Internet by the voting deadline set forth on the proxy card; or
▶	voting by ballot at the meeting.

If your shares are held through a broker or nominee, contact that broker or nominee if you wish to change your voting instructions.
Attendance at the meeting does not by itself revoke a previously granted proxy.
How do I vote my shares held in the Belo Savings Plan?
Only the plan trustees, Fidelity Management Trust Company and Wells Fargo Bank, N.A., can vote the shares held by the Belo Savings Plan. If you participate in the Belo Savings Plan and had full shares of Belo common stock credited to your account as of the record date, you will receive a separate voting instruction card for the purpose of instructing the plan trustees how to vote your plan shares. You may instruct the trustees using the telephone or the Internet or by signing and returning your card in the envelope provided. You will not be able to vote these shares in person at the annual meeting.
Because of the time required to tabulate voting instructions from Belo Savings Plan participants before the annual meeting, the trustees must receive your voting instructions by May 8, 2005. If you sign, date, and return a card but do not check any boxes on the card, the trustees will vote your shares FOR all nominees standing for election as directors and FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. In addition, at their discretion, the trustees of the Belo Savings Plan are authorized to vote on any other matter that properly may come before the meeting or any adjournment or postponement of the meeting. If the trustees do not receive instructions from you by that date, the trustees will vote your shares in the same proportion as the shares in the Belo Savings Plan for which voting instructions have been received. You may revoke or modify previously given voting instructions by May 8, 2005, by filing with the trustees either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date.
What vote does the Board recommend?
The Board recommends a vote FOR all nominees standing for election as directors and FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. With respect to any other matter that properly comes before the meeting, the proxy holders will vote in their own discretion.
What number of votes is required to approve each matter?
▶Election of directors — The affirmative vote of a plurality of the voting power represented at the annual meeting and entitled to vote is required for the election of directors. This means that the nominees receiving the highest number of votes cast for the number of positions to be filled are elected. You do not have the right to cumulate votes in the election of directors. In other words, you cannot multiply the number of shares you own by the number of directorships being voted on and then cast the total for only one candidate or among any number of candidates as you see fit. Abstentions and broker non-votes have no effect on determinations of plurality, except to the extent that they affect the total votes received by any particular candidate. A properly executed proxy marked “withheld” with respect to the election of one or more directors will not be voted for the director or directors indicated, although it will be counted for purposes of determining whether a quorum is present.
▶Ratification of appointment of independent registered public accounting firm — The affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote is required to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2005.
▶Other matters — Unless otherwise required by law, the affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote is required for other matters that may properly come before the meeting.
For matters requiring majority approval, abstentions have the effect of negative votes, meaning that abstentions will be counted in the denominator, but not the numerator, in determining whether a matter has received sufficient votes to be approved. Broker non-votes are not treated as shares entitled to vote on matters requiring majority approval and are excluded from the calculation.
PROXY SOLICITATION
Your proxy is being solicited on behalf of Belo’s Board of Directors. In addition to use of the mails, the solicitation may also be made by use of facsimile, the Internet or other electronic means, or by telephone or personal contact by directors, officers, employees, and agents of Belo. Belo pays the costs of this proxy solicitation.
We have hired Morrow & Co., Inc. to assist in soliciting proxies from beneficial owners of shares held in the names of brokers and other nominees, and have agreed to pay Morrow & Co., Inc. a fee of $6,000 plus its related costs and expenses. We also supply brokers, nominees and other custodians with proxy forms, proxy statements and annual reports for the purpose of sending proxy materials to beneficial owners. We reimburse brokers, nominees and other custodians for their reasonable expenses.

STOCK OWNERSHIP
The following tables set forth information as of March 18, 2005, regarding the beneficial ownership of Belo common stock by our directors, nominees for election as director, the executive officers named in the summary compensation table on page 22, all directors and executive officers as a group, and by each person known to Belo to own more than 5% of the outstanding shares of Series A or Series B common stock. At the close of business on March 18, 2005, the record date, there were 98,214,328 Series A shares, 15,864,486 Series B shares, and 114,078,814 combined Series A and Series B shares issued and outstanding.
Under the rules of the Securities and Exchange Commission (“SEC”), the beneficial ownership of a person or group includes not only shares held directly or indirectly by the person or group but also shares the person or group has the right to acquire within 60 days of the record date (to and including May 17, 2005) pursuant to exercisable options and convertible securities. The information below, including the percentage calculations, is based on beneficial ownership of shares rather than direct ownership of issued and outstanding shares.
Unless otherwise indicated, each person listed below has sole voting power and sole dispositive power with respect to the shares of common stock indicated in the table as beneficially owned by such person. Series A common stock has one vote per share and Series B common stock has 10 votes per share. Consequently, the voting power of Series B holders is greater than the number of shares beneficially owned. For example, the shares of Belo common stock beneficially owned by all directors and executive officers as a group, representing 15.7% of the outstanding shares of Series A and Series B common stock, have combined voting power of 53.1%.
Stock Ownership of Directors, Nominees and Executive Officers

	Shares of Common Stock Beneficially Owned
	And Percentage of Outstanding Shares as of March 18, 2005(1)(2)(3)

					Combined
	Series A		Series B		Series A and Series B

Name	Number	Percent	Number	Percent	Number	Percent

Robert W. Decherd*+s	908,535	**	8,120,260	45.1%	9,028,795	7.8%
John L. (Jack) Sander+	4,279	**	722,400	4.4%	726,679	**
Dunia A. Shive+	9,200	**	478,900	2.9%	488,100	**
James M. Moroney III+	19,075	**	2,682,724	16.3%	2,701,799	2.4%
Dennis A. Williamson+	5,764	**	227,400	1.4%	233,164	**
Henry P. Becton, Jr.*	12,168	**	85,859	**	98,027	**
Louis E. Caldera*	—	**	30,105	**	30,105	**
France A. Córdova, Ph.D.*s	—	**	15,200	**	15,200	**
Judith L. Craven, M.D., M.P.H.*	4,800	**	72,302	**	77,102	**
Roger A. Enrico*	42,000	**	102,219	**	144,219	**
Stephen Hamblett*	328,058	**	175,240	1.1%	503,298	**
Dealey D. Herndon*	1,019,279	1.0%	2,723,550	17.1%	3,742,829	3.3%
Laurence E. Hirsch*s	10,000	**	95,270	**	105,270	**
Wayne R. Sanders*	3,000	**	15,200	**	18,200	**
William T. Solomon*	—	**	112,552	**	112,552	**
M. Anne Szostak *s	10,000	**	—	**	10,000	**
Lloyd D. Ward*	—	**	45,015	**	45,015	**
J. McDonald Williams*s	11,000	**	77,524	**	88,524	**
All directors and executive officers as a group (20 persons)	2,395,702	2.4%	16,346,220	76.3%	18,741,922	15.7%

*	Director

s	Nominee

+	Executive Officer
**	Less than 1%

(1) ▶	Series B shares are convertible at any time on a share-for-share basis into Series A shares but not vice versa. For purposes of determining the number of Series A shares beneficially owned by the persons listed, the person may be deemed to be the beneficial owner of the Series A shares into which the Series B shares owned are convertible. The numbers listed in the Series A column, however, do not reflect the Series A shares that may be deemed to be beneficially owned by the person listed because of this convertibility feature. If the Series A total included shares into which Series B shares held are convertible, the persons listed would be deemed to be the beneficial owners of the following percentages of the Series A shares: Robert Decherd, 8.5%; Dealey Herndon, 3.7%; Jim Moroney, 2.7%; and all directors and executive officers as a group, 16.4%. All other persons listed would be deemed to beneficially own less than 1% of the Series A shares. These percentages are calculated by taking the person’s number of combined Series A and Series B shares as reflected in the table above and dividing that number by the sum of (a) the Series A shares issued and outstanding, plus (b) the total of Series B shares owned by the person as reflected in the table above, plus (c) the person’s exercisable Series A stock options listed in footnote (2) to the table.

▶	The family relationships among the directors and executive officers are as follows: Robert Decherd and Dealey Herndon are brother and sister and Jim Moroney is their second cousin.

▶	The following shares are included in the individual’s holdings because the individual has either sole or shared investment or voting power with respect to such shares.

Robert Decherd — 175,980 Series A shares held in trust for which Robert serves as trustee, and 10,885 Series A shares and 147,224 Series B shares held by a charitable foundation established by Robert and his wife for which he serves as chairman and a director. Robert disclaims beneficial ownership of these shares. Robert’s holdings also include 23,159 Series B shares owned by him and his wife as to which he shares voting and dispositive power.

Jack Sander — 1,000 Series A shares owned by Jack and his wife as to which he shares voting and dispositive power.

Jim Moroney — 2,000,000 Series B shares held by Moroney Management, Limited, a family limited partnership of which he is the managing general partner, and 52,100 Series B shares held in a family trust as to which he has sole voting authority. Jim’s holdings also include 480 Series B shares owned by Jim and his wife as to which he shares voting and dispositive power.

Dennis Williamson — 3,614 Series A shares owned by Dennis and his wife as to which he shares voting and dispositive power.

Steve Hamblett — 255,820 Series A shares held in a family limited partnership of which he and his wife are the sole general partners and as to which he shares voting and dispositive power. Steve’s holdings also include 72,238 Series A shares held by a charitable foundation for which Steve serves as a director and foundation manager; Steve disclaims beneficial ownership of these shares.

Dealey Herndon — 20,000 Series A shares held by a charitable foundation she established and for which she serves as a director. Dealey disclaims beneficial ownership of these shares.

(2)	The number of shares shown in the table above includes shares held in the Belo Savings Plan at March 18, 2005 and shares that could be purchased by exercise of options exercisable on March 18, 2005 or within 60 days thereafter (to and including May 17, 2005) under Belo’s stock plans, as follows:

	Shares Held in		Exercisable
	Belo Savings Plan		Stock Options

Name	Series A	Series B	Series A	Series B

Robert W. Decherd	5,073	—	—	2,155,950
John L. (Jack) Sander	3,279	—	—	722,400
Dunia A. Shive	3,128	—	—	478,900
James M. Moroney III	4,401	—	—	562,100
Dennis A. Williamson	2,150	—	—	227,400
Henry P. Becton, Jr.	—	—	—	85,859
Louis E. Caldera	—	—	—	30,105
France A. Córdova, Ph.D.	—	—	—	15,200
Judith L. Craven, M.D., M.P.H.	—	—	—	72,302
Roger A. Enrico	—	—	40,000	102,219
Stephen Hamblett	—	—	—	175,240
Dealey D. Herndon	—	—	—	72,302
Laurence E. Hirsch	—	—	—	95,270
Wayne R. Sanders	—	—	—	15,200
William T. Solomon	—	—	—	72,552
M. Anne Szostak	—	—	—	—
Lloyd D. Ward	—	—	—	45,015
J. McDonald Williams	—	—	5,000	71,524
All directors and executive officers as a group (20 persons)	22,717	0	45,000	5,564,038

(3)	Pursuant to SEC rules, the percentages in the table are calculated by taking the number of shares indicated as beneficially owned by the listed person or group and dividing that number by the sum of (a) the number of issued and outstanding shares in each series or the combined series, as applicable, plus (b) the number of shares of each series or the combined series, as applicable, that the person or group may purchase through the exercise of stock options as indicated in footnote (2) to the table.

Stock Ownership of Other Principal Shareholders (greater than 5%)

		Shares of Common Stock Beneficially Owned
		And Percentage of Outstanding Shares as of
		December 31, 2004(1)(2)(4)

					Combined
	Series A		Series B		Series A and Series B

Name and Address	Number	Percent	Number	Percent	Number	Percent

Private Capital Management(3)	22,594,643	23.0%	—	—	22,594,643	19.8%
8889 Pelican Bay Boulevard
Naples, Florida 34108
James M. Moroney, Jr.(4)	165,149	**	1,166,226	7.3%	1,331,375	1.2%
P.O. Box 655237
Dallas, Texas 75265-5237

**	Less than 1%

(1)	Series B shares are convertible at any time on a share-for-share basis into Series A shares but not vice versa. For purposes of determining the number of Series A shares beneficially owned by the persons listed, the person may be deemed to be the beneficial owner of the Series A shares into which the Series B shares owned are convertible. The numbers listed in the Series A column, however, do not reflect the Series A shares that may be deemed to be beneficially owned by the person listed because of this convertibility feature.

(2)	Pursuant to SEC rules, the percentages above are calculated by taking the number of shares indicated as beneficially owned by the listed person or firm and dividing that number by the sum of (a) the number of issued and outstanding shares in each series or the combined series, as applicable, plus (b) the number of shares of each series or the combined series, as applicable, that the person or firm may purchase through the exercise of stock options as indicated in the notes to the table.

(3)	Based upon information contained in its report on Schedule 13G filed with the SEC on February 14, 2005, Private Capital Management shares voting and dispositive power with respect to these shares.

(4)	James M. Moroney, Jr., a former director and chief executive officer of Belo, is Jim Moroney’s father and is a cousin of Robert Decherd and Dealey Herndon. Jim Moroney, Jr.’s holdings include 9,500 Series A shares held by a charitable foundation established by Jim Moroney, Jr. and his family and for which he serves as trustee and 18,349 Series B shares that could be purchased by exercise of options exercisable on March 18, 2005 or within 60 days thereafter (to and including May 17, 2005) under Belo’s stock plans. If the Series A total included shares into which Series B shares held are convertible, he would be deemed to be the beneficial owner of 1.3% of the Series A shares. Jim Moroney, Jr.’s ownership information is reported as of March 18, 2005.
Section 16(a) Beneficial Ownership Reporting Compliance
Federal securities laws require that Belo’s executive officers and directors, and persons who own more than ten percent of a registered class of Belo common stock, file reports with the SEC within specified time periods disclosing their beneficial ownership of Belo common stock and any subsequent changes in beneficial ownership of Belo common stock. These reporting persons are also required to furnish us with copies of these reports. Based on information provided to us by these reporting persons, we believe that all filings required to be made by the reporting persons during 2004 were made on a timely basis.

PROPOSAL ONE: ELECTION OF DIRECTORS
Belo’s bylaws provide that the Board of Directors is divided into three classes, approximately equal in number, with staggered terms of three years so that the term of one class expires at each annual meeting, and that a director will retire on the date of the annual meeting of shareholders next following his or her 68th birthday. In connection with the acquisition of The Providence Journal Company, Stephen Hamblett, a Class III director, was eligible to serve as a Belo director until age 70. He will retire from the Board on the date of the 2005 annual meeting. Anne Szostak was initially recommended as a nominee by a combination of Rhode Island business and community contacts, Company executives and shareholders, and non-management directors. The Board elected her as a Class I director, effective October 1, 2004, and has nominated her for election by the shareholders at the 2005 annual meeting.
Nominees for Directors
The following candidates are nominated by the Board and each is an incumbent director. The independence of each director is addressed under “Corporate Governance — Director Independence”; see page 15. The five nominees for Class I director will be eligible to serve a three-year term until the 2008 annual meeting.
Class I Directors (Terms expire in 2008)

France A. Córdova, Ph.D.	Director since May 2003
Age 57	Compensation Committee Member Nominating and Corporate Governance Committee Member

France Córdova has served as chancellor of University of California Riverside since July 2002. From August 1996 to July 2002, she was vice chancellor for research and professor of physics at University of California Santa Barbara. She served as chief scientist of National Aeronautics and Space Administration (NASA) from 1993 to 1996. France is a member of the board of directors of Edison International and its subsidiary, Southern California Edison. She currently serves on advisory committees for the National Academy of Sciences and NASA.

Robert W. Decherd	Director since March 1976
Age 53

Robert Decherd has been Belo’s chairman and chief executive officer since January 1987. Robert became president of Belo in January 1994, and previously served as president from January 1985 through December 1986. From January 1984 through December 1986, he served as chief operating officer. Robert is a member of the board of directors, lead director, and chairman of the Executive Committee of Kimberly-Clark Corporation. He also serves on the Advisory Council for Harvard University’s Center for Ethics and the Professions, and is a member of the Media Security and Reliability Council which is part of President Bush’s Homeland Security initiative.

Laurence E. Hirsch	Director since August 1999
Age 59	Compensation Committee Member

Larry Hirsch is the chairman of Eagle Materials Inc., a construction products company, a position he has held since July 1999. He is also the Chairman of Highlander Partners, L.P., a private equity firm. Larry is the former chairman and chief executive officer of Centex Corporation, one of the nation’s largest homebuilders. He was chief executive officer of Centex from July 1988 through March 2004 and chairman of the board from July 1991 through March 2004. Larry serves as an advisory director of Heidelberger Cement AG and also is a trustee of the University of Pennsylvania.

M. Anne Szostak	Director since October 2004
Age 54

From February 1998 until her retirement in June 2004, Anne Szostak served as executive vice president of FleetBoston Financial, a diversified financial services company. She served as director of Human Resources and Diversity of Fleet from February 1998 until June 2004 and served as chairman and chief executive officer of Fleet Bank-Rhode Island from 2001 to 2003. During her 31-year career with Fleet, she held several executive positions, among them chairman, president and chief executive officer of Fleet Maine; executive vice president of Consumer Banking; senior vice president of Bank Operations; and, senior vice president of Human Resources. Anne is a director of Spherion Corporation and Tupperware Corporation. She chairs the board of governors of Boys and Girls Clubs of America and is a member of the boards of directors of Women & Infants Hospital in Providence, Women & Infants Hospital Foundation, and the Institute for Contemporary Art in Boston.

J. McDonald Williams	Director since April 1985
Age 63	Executive Committee Chairman Lead Director

Don Williams served as chairman of Trammell Crow Company, a real estate services firm, from August 1994 until May 2002, when he was named chairman emeritus. From 1991 until July 1994, Don was president and chief executive officer of Trammell Crow, and from 1977 to December 1990, he was managing partner of Trammell Crow. In addition to his continued service as a director of Trammell Crow, he also serves on the boards of directors of Tenet Healthcare Corporation, the Children’s Medical Center Dallas Associates, Children’s Medical Center Foundation, Abilene Christian University, the Hoblitzelle Foundation, Southern Methodist University’s Perkins School of Theology, and the Dallas Foundation.
The Board of Directors recommends a vote FOR Proposal One for the election of each of the nominees.

Directors Continuing in Office
Information regarding our directors continuing in office is provided below.
Class II Directors (Terms expire in 2006)

Henry P. Becton, Jr.	Director since May 1997
Age 61	Audit Committee Chairman Executive Committee Member

Henry Becton has been president of WGBH Educational Foundation, a public broadcasting organization, since 1984 and served as its general manager from 1978 until 1999. He is the lead director of Becton Dickinson and Company and is a trustee or director of 18 Scudder Fund investment companies or trusts advised by Deutsche Asset Management. Henry served as a director of The Providence Journal Company from 1992 to 1997. Henry is a trustee of the Boston Museum of Science and is a member of the boards of directors of Public Radio International and America’s Public Television Stations.

Roger A. Enrico	Director since July 1995
Age 60	Nominating and Corporate Governance Committee Chairman Executive Committee Member

Roger Enrico is the chairman of the board of DreamWorks Animation SKG, a developer and producer of computer-generated animated feature films. He is the former chairman and chief executive officer of PepsiCo, Inc., having served as chief executive officer from April 1996 until May 2001, chairman of the board from November 1996 to May 2001, and vice chairman from May 2001 until April 2002. Roger joined PepsiCo in 1971 and held numerous other senior positions. Roger is a member of the boards of directors of Target Corporation, Electronic Data Systems Corporation, The National Geographic Society, The Dallas Center for the Performing Arts, and The Eisenhower Fellowships.

William T. Solomon	Director since April 1983
Age 62	Nominating and Corporate Governance Committee Member

Bill Solomon is chairman of the board of Austin Industries, Inc., a general construction company, a position he has held since 1987. Bill was chairman and chief executive officer from 1987 to March 2001 and, prior to 1987, president and chief executive officer of Austin Industries. He also serves on the boards of the Hoblitzelle Foundation and the Southwestern Medical Foundation.

Lloyd D. Ward	Director since July 2001
Age 56	Compensation Committee Member

Lloyd Ward has been chairman of BodyBlocks Nutrition Systems, Inc., a manufacturer of snack food and beverages, since April 2003. He served as chief executive officer and secretary general of the United States Olympic Committee, positions he held from October 2001 until March 2003, and was chairman and chief executive officer of iMotors from January 2001 until May 2001. Lloyd was chairman and chief executive officer of Maytag Corporation from August 1999 to November 2000, president and chief operating officer of Maytag from 1998 to August 1999, and executive vice president of Maytag from 1996 to 1998.
Class III Directors (Terms expire in 2007)

Louis E. Caldera	Director since July 2001
Age 49	Audit Committee Member

Louis Caldera has served as president of the University of New Mexico since August 2003. He served as vice chancellor for university advancement at The California State University from June 2001 to June 2003. Louis was Secretary of the Army in the Clinton Administration from July 1998 until January 2001. He previously served as managing director and chief operating officer for the Corporation for National and Community Service, a federal grant-making agency, from September 1997 to June 1998. Louis also serves on the boards of directors of IndyMac Bancorp, Inc. and Southwest Airlines Co..

Judith L. Craven, M.D., M.P.H.	Director since December 1992
Age 59	Compensation Committee Chair Executive Committee Member

Judy Craven is a member of the board of regents of The University of Texas System and serves on the boards of directors of SYSCO Corporation, Luby’s, Inc., Sun America Mutual Funds, and Variable Annuity Life Insurance Company of America. From July 1992 until her retirement in October 1998, Judy served as president of the United Way of the Texas Gulf Coast. From 1983 to 1992, she was dean of the School of Allied Health Sciences of the University of Texas Health Science Center at Houston, and from 1987 to 1992 was vice president of multicultural affairs for the University of Texas Health Science Center.

Dealey D. Herndon	Director since May 1986
Age 58	Executive Committee Member

Dealey Herndon has been president of Herndon, Stauch & Associates, a project and construction management firm, since September 1995. From January 2001 to October 2001, she also served as director of appointments for Texas Governor Rick Perry. From 1991 to September 1995, she was executive director of the State Preservation Board of the State of Texas and managed the Texas Capitol Restoration in that capacity. Dealey is trustee emeritus of the National Trust for Historic Preservation in Washington, D.C. and serves on the board of the Texas State History Museum Foundation.

Wayne R. Sanders	Director since May 2003
Age 57	Audit Committee Member
Nominating and Corporate Governance Committee Member

Wayne Sanders is the former chairman and chief executive officer of Kimberly-Clark Corporation. He served as president and chief executive officer of Kimberly-Clark from 1991 until September 2002 and as chairman of the board from 1992 until February 2003. Wayne joined Kimberly-Clark in 1975 and held other senior positions prior to 1991. He also serves on the board of directors of Texas Instruments Incorporated. Wayne is the vice chairman of the board of Marquette University and serves as national trustee and governor of the Boys and Girls Clubs of America.

PROPOSAL TWO:     RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ernst & Young LLP served as our independent auditors for the fiscal year ended December 31, 2004. The Audit Committee has appointed Ernst & Young LLP to serve in such capacity for 2005, subject to ratification by the shareholders. If the shareholders do not approve the appointment of Ernst & Young LLP, the Audit Committee will consider the appointment of other independent registered public accounting firms.
Representatives of Ernst & Young LLP will be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions presented at the annual meeting.
The table below sets forth the Ernst & Young LLP fees related to the audits of our financial statements for the fiscal years ended December 31, 2004 and December 31, 2003 and the reviews of our financial statements for the quarterly periods within those fiscal years, and all other fees Ernst & Young LLP has billed us for services rendered during the fiscal years ended December 31, 2004 and December 31, 2003:

	2004	2003

Audit Fees (consists of the audit of the annual consolidated financial statements, reviews of the quarterly consolidated financial statements, procedures to attest to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and assistance with SEC filings)	$1,180,000	$523,600
Audit-Related Fees (consists of audits of employee benefit plans and consultations on financial accounting and reporting)	$246,001	$159,100
Tax Fees (consists of assistance with the preparation of federal and state tax returns and consultations related to the tax implications of certain transactions)	$103,150	$131,630
All Other Fees (consists of accounting education)	$—	$5,000
The Audit Committee has adopted a policy and procedures that set forth the manner in which the Audit Committee will review and approve all services to be provided by Ernst & Young LLP before the firm is retained to provide such services. The policy requires Audit Committee pre-approval of the terms and fees of the annual audit services engagement, as well as any changes in terms and fees resulting from changes in audit scope or other items. The Audit Committee also pre-approves, on an annual basis, other audit services, and audit-related and tax services set forth in the policy, subject to estimated fee levels pre-approved by the Committee. Any other services to be provided by the independent auditors must be separately pre-approved by the Audit Committee. In addition, if the fees for any pre-approved services exceed by 5% or more the estimated fee levels previously approved by the Audit Committee, the services must be separately pre-approved by the Committee. As a general guideline, annual fees paid to the independent auditors for services other than audit, audit-related, and tax services should not exceed one half the dollar amount of fees to be paid for these three categories of services collectively. The Audit Committee has delegated to the Committee chair and other Committee members the authority to pre-approve services in amounts up to $500,000 per engagement. Services pre-approved pursuant to delegated authority must be reported to the full Committee at its next scheduled meeting. The Chief Financial Officer reports periodically to the Audit Committee on the status of pre-approved services, including projected fees. All of the services reflected in the above table were approved by the Audit Committee.
Vote Required for Approval
The affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote on this proposal is required for approval.
The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as Belo’s independent registered public accounting firm.

CORPORATE GOVERNANCE
Introduction
Our Board periodically reviews and evaluates Belo’s corporate governance policies and practices in light of the Sarbanes-Oxley Act of 2002, SEC regulations implementing this legislation, corporate governance listing standards adopted by the New York Stock Exchange, and evolving best practices. The Board has formalized its corporate governance guidelines, approved a code of business conduct and ethics applicable to Belo’s directors, management and other Belo employees, and approved a charter for each Board committee. Belo’s corporate governance documents were updated following the SEC’s approval in November 2003 of final New York Stock Exchange corporate governance listing standards. These documents are posted on our Web site at www.belo.com under “About Belo — Corporate Governance,” and are available in print, without charge, upon written or oral request to Belo Corp., Attention: Guy H. Kerr, Secretary, P.O. Box 655237, Dallas, Texas 75265-5237, (214) 977-6606. In addition, our current Audit Committee charter is attached to this proxy statement as Appendix A. Belo’s corporate governance documents codify our existing corporate governance practices and policies.
Director Independence
To assist it in making determinations of a director’s independence, the Board has adopted independence standards, which are set forth in Belo’s corporate governance guidelines, the applicable portion of which is attached to this proxy statement as Appendix B. These standards incorporate the director independence criteria included in the New York Stock Exchange listing standards, as well as additional, more stringent criteria established by the Board. The Board has determined that the following directors are independent under these standards: Henry Becton, Louis Caldera, France Córdova, Judy Craven, Roger Enrico, Steve Hamblett, Larry Hirsch, Wayne Sanders, Bill Solomon, Anne Szostak, Lloyd Ward, and Don Williams. Each of the Audit, Compensation, and Nominating and Corporate Governance Committees is composed entirely of independent directors. In accordance with SEC requirements, New York Stock Exchange listing standards and the independence standards set forth in Belo’s corporate governance guidelines, all members of the Audit Committee meet additional independence standards applicable to audit committee members.
Meetings of the Board
The Board held five regularly-scheduled meetings in 2004. Each director attended at least 75% of the aggregate of (1) the total number of meetings held by the Board and (2) the total number of meetings held by all committees on which he or she served. Directors are expected to attend annual meetings of shareholders, and each director attended the 2004 Annual Meeting of Shareholders.
The Board convenes executive sessions of non-management directors without Company management at each regularly-scheduled meeting. The Board has an independent director, Don Williams, the chair of the Executive Committee, who has been designated as the lead director. The lead director is responsible for presiding at the executive sessions of the non-management directors. In addition, the independent directors meet in executive session at least annually. Board committee chairs preside at executive sessions of their respective committees.
Committees of the Board
The Board has the following committees:

Audit Committee. The Audit Committee consists of Henry Becton (chairman), Louis Caldera, and Wayne Sanders. The Audit Committee is responsible for the appointment, compensation and oversight of the independent auditors. The Audit Committee also represents the Board in overseeing Belo’s financial reporting processes, and, as part of this responsibility, consults with our independent auditors and with personnel from Belo’s internal audit and financial staffs with respect to corporate accounting, reporting, and internal control practices. The Audit Committee met 11 times during 2004.

The Board has determined that each member of the Audit Committee meets both the SEC and the New York Stock Exchange standards for independence. In addition, the Board has determined that at least one member of the Audit Committee meets the New York Stock Exchange standard of having accounting or related financial management expertise. The Board has also determined that at least one member of the Audit Committee, Henry Becton, the chair of the Audit Committee, meets the SEC criteria of an “audit committee financial expert.”

Compensation Committee. The Compensation Committee consists of Judy Craven (chair), France Córdova, Larry Hirsch, and Lloyd Ward, each of whom is an independent director under the listing standards of the New York Stock Exchange. The Compensation Committee evaluates the performance of the chief executive officer and sets his compensation level based on this evaluation. The Compensation Committee makes recommendations to the Board for base salaries of other executive officers and compensation for directors, approves bonus levels and stock option awards for executive officers, and administers, among other plans, the Company’s 1995 Executive Compensation Plan, 2000 Executive Compensation Plan, 2004 Executive Compensation Plan (collectively, “Executive Compensation Plans”), The G. B. Dealey Retirement Pension Plan, Belo Savings Plan, and Supplemental Executive Retirement Plan (“SERP”). The Compensation Committee met four times during 2004.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists of Roger Enrico (chairman), France Córdova, Bill Solomon, and Wayne Sanders, each of whom is an independent director under the listing standards of the New York Stock Exchange. The responsibilities of the Nominating and Corporate Governance Committee include the identification and recommendation of director candidates and the review of qualifications of directors for continued service on the Board. The Nominating and Corporate Governance Committee also has responsibility for shaping Belo’s corporate governance practices, including the development and periodic review of the corporate governance guidelines and the Board committee charters. The Nominating and Corporate Governance Committee met twice in 2004.

In evaluating director nominees, the Nominating and Corporate Governance Committee considers a variety of criteria, including an individual’s character and integrity; business, professional and personal background; skills; current employment; community service; and ability to commit sufficient time and attention to the activities of the Board. The Committee considers these criteria in the context of the perceived needs of the Board as a whole and seeks to achieve a diversity of backgrounds and perspectives on the Board.

The Nominating and Corporate Governance Committee employs a variety of methods for identifying and evaluating director nominees. The Committee reviews the size and composition of the Board as part of the annual Board evaluation process and makes recommendations to the Board as appropriate. If vacancies on the Board are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the Committee’s attention through current Board members, shareholders or other persons.

The policy of the Nominating and Corporate Governance Committee, as set forth in Belo’s corporate governance guidelines, is to consider shareholder’s recommendations for nominees when shareholders supply the information required for director nominations under the advance notice provisions of Belo’s bylaws, which provisions are discussed below under “Shareholder Proposals for 2006 Meeting.” The Committee evaluates shareholder nominees based on the same criteria it uses to evaluate nominees from other sources.

After the Nominating and Corporate Governance Committee identifies a potential candidate, there is generally a mutual exploration process, during which Belo seeks to learn more about a candidate’s qualifications, background, and level of interest in Belo, and the candidate has the opportunity to learn more about Belo. A candidate may meet with members of the Nominating and Corporate Governance Committee, other directors, and senior management. Based on information gathered during the course of this process, the Nominating and Corporate Governance Committee makes its recommendation to the Board. If the Board approves the recommendation, the candidate is nominated for election by Belo’s shareholders.

Executive Committee. The Executive Committee consists of Don Williams (chairman), Henry Becton, Judy Craven, Roger Enrico, Steve Hamblett, and Dealey Herndon. The Executive Committee reviews

Belo’s long-range financial and strategic planning initiatives and has responsibility for senior executive succession planning. The committee met twice in 2004.

Compensation of Directors
During 2004, non-management directors received an annual compensation package valued at $120,000. One-half of the Board’s annual compensation is paid in the form of stock options to purchase Belo’s common stock (relying on the Black-Scholes option pricing model on the date of grant), with exercise prices equal to the closing price of Series A shares on the date of grant. Directors elect in advance to receive all or a portion of the remaining amount of their annual compensation in additional stock options for common stock or in cash. During 2004, directors who served as committee chairs received an additional $10,000 in cash. Belo reimburses all directors for travel expenses incurred in attending meetings. No additional fee is paid to directors for attendance at Board and committee meetings. Robert Decherd, who was chairman of the board, chief executive officer and president of the Company during 2004, does not receive separate compensation for Board service.
Audit Committee Report
As described more fully in our written charter (attached to this proxy statement as Appendix A), the Audit Committee represents the Board in its oversight of Belo’s financial reporting processes. In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young LLP, our independent auditors, Belo’s audited consolidated financial statements and the audit of the effectiveness of Belo’s internal control over financial reporting. The Audit Committee has discussed with Ernst & Young LLP various matters, including their judgments as to the quality of Belo’s accounting principles and other matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from Belo and our management team.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in Belo’s annual report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the SEC.
Respectfully submitted,
Audit Committee
Henry P. Becton, Jr., Chairman
Louis E. Caldera
Wayne R. Sanders
Communications with the Board
The Company has a process for shareholders and other interested parties to communicate with the Board. These parties may communicate with the Board by writing c/o the corporate Secretary, P.O. Box 655237, Dallas, Texas 75265-5237. Communications intended for a specific director or directors (such as the lead director or non-management directors) should be addressed to his, her or their attention c/o the corporate Secretary at this address. Communications received from shareholders are forwarded directly to Board members as part of the materials mailed in advance of the next scheduled Board meeting following receipt of the communications, although the Board has authorized management, in its discretion, to forward communications on a more expedited basis if circumstances warrant or to exclude a communication if it is illegal, unduly hostile or threatening, or similarly inappropriate. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally are not forwarded to the directors.

EXECUTIVE OFFICERS
Belo’s executive officers are as follows:

Name	Office Currently Held	Office Held Since

Robert W. Decherd	Chairman of the Board, President and Chief Executive Officer	1987(1)
John L. (Jack) Sander	President/Media Operations	2004(2)
Dunia A. Shive	Executive Vice President	2000(3)
James M. Moroney III	Publisher and Chief Executive Officer, The Dallas Morning News	2001(4)
Dennis A. Williamson	Senior Corporate Vice President/ Chief Financial Officer	2004(5)
Guy H. Kerr	Senior Vice President/Law and Government and Secretary	2003(6)
Marian Spitzberg	Senior Vice President/Human Resources	2000(7)

(1)	Member of the Board of Directors. (See “Proposal One: Election of Directors” above for additional information.)

(2)	Jack Sander, age 63, has been president/ Media Operations since January 2004. He served as executive vice president/ Media Operations from January 2001 through December 2003 and president of the Television Group from July 1998 though December 2003. He joined Belo in January 1997.

(3)	Dunia Shive, age 44, has been executive vice president since December 2000. Dunia served as executive vice president/ Media Operations from January 2004 through December 2004 and as Chief Financial Officer from December 2000 through December 2003. Since joining Belo in May 1993, Dunia has held several senior positions with the Company, including senior vice president/ Chief Financial Officer from July 1998 until December 2000.

(4)	Jim Moroney, age 48, has been publisher and chief executive officer of The Dallas Morning News since June 2001. He served as president of Belo Interactive, Inc. from its formation in May 1999 until June 2001 and as executive vice president of Belo from July 1998 through December 1999. Jim joined Belo in November 1978. Both The Dallas Morning News and Belo Interactive, Inc. are subsidiaries of Belo.

(5)	Dennis Williamson, age 57, has been Chief Financial Officer of the Company since January 2004 and has been senior corporate vice president since November 2002. He served as senior vice president of the Television Group from January 2000 to November 2002. From February 1997 to January 2000, Dennis was president/ General Manager of KING-TV in Seattle, Washington. Dennis joined Belo in February 1997 in conjunction with the Company’s acquisition of The Providence Journal Company. The Providence Journal Company and KING-TV are subsidiaries of Belo.

(6)	Guy Kerr, age 52, has been senior vice president/ Law and Government since July 2003 and has been secretary since June 2000. He served as senior vice president/ General Counsel from June 2000 until July 2003. From 1985 until June 2000, Guy was a partner in the law firm of Locke Liddell & Sapp LLP and its predecessors, in Dallas, Texas. In that capacity, Guy worked on most of Belo’s major corporate business transactions.

(7)	Marian Spitzberg, age 56, has been senior vice president/ Human Resources since February 2000. She served as vice president/ Deputy General Counsel from January 1997 until February 2000 and as secretary from July 1998 until February 2000. Marian joined Belo in March 1992.

EXECUTIVE COMPENSATION
Compensation Committee Report on Executive Compensation
The Compensation Committee
The Compensation Committee, all independent directors, determines the compensation of the chief executive officer and makes recommendations to the Board as to the compensation of Belo’s other senior executives listed in the summary compensation table on page 22. We also administer Belo’s Executive Compensation Plan (ECP), implemented January 1, 1989, under which we make recommendations to Belo’s non-employee directors regarding salaries for Belo’s other senior executives. Under the ECP we also make the final determination regarding the senior executives’ bonuses and awards of stock options and other stock-based compensation. Compensation levels for ECP participants (other than the senior executives) are determined in a manner similar to that for the senior executives, except as described below.
Executive Compensation Plan
The ECP’s key elements are an annual base salary, an annual performance bonus opportunity, and long-term incentive awards for certain participants. Officers of Belo and its subsidiaries, including Belo’s chief executive officer and its other senior executives, are eligible to participate in the ECP. Additional ECP participants are selected based on management’s evaluation of their ability to affect significantly Belo’s profitability.
The goals of the ECP are: (1) to establish a competitive compensation program to attract, retain, and motivate employees in those positions that most directly affect Belo’s overall performance, and (2) to encourage coordinated and sustained effort toward maximizing Belo’s value to its shareholders. Bonus payments to ECP participants other than the senior executives are principally dependent upon the achievement of Belo or subsidiary financial performance targets. In some cases in 2004, portions of the bonus were also dependent upon the financial performance of related Internet Web sites and other Belo subsidiaries in a geographic cluster. For 2005, the geographic cluster component of the bonus is being eliminated and the interactive component will apply only to certain participants at each subsidiary who have the ability to affect directly the integration of interactive operations into that subsidiary.
Base salaries and performance bonus opportunities are established in late November or early December with respect to the following year. At the same time, long-term incentive awards (stock options or other stock-based awards) are granted as part of the following year’s compensation. SEC rules require compensation reporting on a calendar year basis. Consequently, the compensation presented in this report and in the summary compensation table on page 22 includes base salaries and performance bonus opportunities established in December 2003 with respect to 2004, and stock options granted in December 2004.
In determining compensation levels for ECP participants, we refer to comparative compensation data based on a survey of peer media companies for base salaries and performance bonus opportunities and a general compensation survey for long-term incentive awards. We believe an appropriate level for each element of a participant’s compensation is generally near the median indicated by this comparative compensation data. We believe that this median target, when adjusted according to individual performance and other factors applicable to certain elements of compensation, gives us the ability to attract and retain outstanding executives. The surveys we use are conducted by Towers Perrin, a nationally recognized compensation consultant. The companies included in both the general compensation survey and the peer media company survey vary somewhat from those included in the group of public peer companies indicated in the performance graph on page 22 because some companies included in the public peer group do not participate in the compensation survey and some companies that participate in the compensation survey are not public companies.
Base Salary. The 2004 base salaries of Robert Decherd, Jack Sander, Dunia Shive, Jim Moroney, and Dennis Williamson were set at levels approximating the median target indicated by the peer media company survey, as adjusted to recognize varying levels of responsibility and individual performance.

Annual Performance Bonus Opportunity. Generally, each ECP participant has an opportunity to earn an annual bonus based primarily upon the financial performance of the participant’s organizational entity. With respect to participants other than the senior executives, a performance bonus opportunity range is established using a percent of the participant’s base salary, based on survey comparisons. From 80 to 100% of a participant’s 2004 bonus was determined by the financial performance of his or her organizational entity. In the case of participants who are employees of subsidiaries located in the Texas, Southwest, Northwest, and Mid-Atlantic geographic clusters, 10% of their 2004 bonuses was based on the aggregate financial performance of those clusters and an additional 10% was based on the financial performance of the Internet Web site related to the participant’s organizational entity. For 2005, as noted above, the annual bonus opportunity will not include a geographic cluster component.
We review minimum, target and maximum levels of financial performance for the Company annually, based on business plans developed by Belo’s senior management. If minimum performance levels are not achieved, participants earn no bonuses. Performance at the target level earns participants 100% of their target bonus amounts, and performance at the maximum level earns participants 200% of their target bonus amounts. If performance falls between the minimum level and the target level, participants receive a prorated amount below the target bonus amount. If performance falls between the target and maximum performance levels, participants receive 100% of their target bonus amounts, plus an additional pro rata amount reflecting performance in excess of the target level. We believe that linking bonus opportunity directly to financial performance, with an opportunity to earn 200% of target bonus amount if maximum performance is achieved, gives participants an incentive to achieve shareholder objectives.
As permitted by the ECP and in compliance with the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we established a specific annual performance target for each senior executive for 2004. The performance target was defined as a specific percentage of consolidated net income. We have the discretion to reduce (but not to increase) a senior executive’s bonus from the amount that would otherwise be payable under the target formula. In 2004, Belo’s favorable consolidated financial performance qualified the senior executives listed in the summary compensation table on page 22 for a bonus under the target formula. We believe the senior executives performed at a high level throughout 2004 and did an outstanding job responding to the circulation overstatement announced in 2004 at The Dallas Morning News. However, based solely on the circulation overstatement, we considered and accepted the recommendation of the Company’s chief executive officer that he and Jack Sander, Dunia Shive, Jim Moroney, and certain others not receive bonuses for 2004. In making our decision, we acknowledged that none of these four senior executives had direct responsibility for the circulation overstatement (and, indeed, their collective efforts in response to the circulation overstatement ordinarily would merit bonuses in our view). Dennis Williamson, the other senior executive listed in our summary compensation table, had no direct responsibility for the circulation overstatement and merited a bonus for his performance in his first year as the Company’s chief financial officer. However, as has been our practice over the last several years, we reduced the bonus otherwise payable to Dennis under the formula to the amount that would have been paid to him under the method described above for calculating bonuses for other ECP participants.
Long-Term Incentive Awards. The long-term incentive component of the ECP, represented by stock option grants, is designed to encourage the retention of key executives, and the ultimate value of the long-term incentive awards is determined by the market price of Belo common stock. Beginning in 2004, annual long-term incentive awards are made automatically only to ECP participants at the officer level. Long-term incentive awards may be made to other ECP participants for exceptional performance, as recommended by Belo senior management. We generally strive to set long-term incentive levels for participants who receive awards that place them near the median of the survey we use. In determining long-term incentive awards for participants who receive them, we consider the value of the awards, expressed as a multiple of the participant’s base salary. In addition, we may adjust the awards upwards or downwards, depending on the participant’s level of responsibility and his or her past and potential contribution toward Belo’s performance.
Based upon Belo’s favorable consolidated financial performance in 2004 and management’s response to the circulation overstatement at The Dallas Morning News, we determined it equitable to grant stock options under the ECP to the senior executives, including the chief executive officer. A total of 580,000 options for Belo’s Series B shares were granted to the senior executives in 2004 under the stock plans. We established an exercise price for these options equal to the market price of Series A shares on the date of grant. (See the “Option/ SAR Grants in 2004” table on page 23.) We have never granted options at exercise prices other than the market price of Series A shares on the date of grant and have never adjusted exercise prices retroactively (except as called for by antidilution provisions of the options in connection with various stock dividends).
While the value realizable from exercisable stock options depends on the market price of Belo’s common stock at any particular time, each individual executive decides whether this value will be realized in any particular year. Accordingly, in analyzing annual compensation levels, we do not consider gains realized during any particular year by any of the senior executives as a result of individual decisions to exercise stock options or to sell restricted shares received in previous years. (See the “Aggregated Option/ SAR Exercises in 2004 and 2004 Year-End Option/ SAR Values” table on page 24 for the amounts realized by the senior executives from option exercises in 2004 and the estimated unrealized value of unexercised options held by them as of December 31, 2004.)
CEO Compensation
Robert Decherd is a participant in the ECP. Robert’s base salary for 2004 was set at a level approximating the median target indicated by the peer media company survey. Belo’s favorable consolidated financial performance in 2004 qualified Robert for a bonus. We consider his performance during the year, particularly with respect to responding to the circulation overstatement at The Dallas Morning News, to be proactive and highly effective. However, based solely on the circulation overstatement at The Dallas Morning News, we considered and accepted his recommendation that he not receive a bonus for 2004. In making our decision, we acknowledged that, although Robert had no personal responsibility for the circulation overstatement (and, indeed, his efforts in response to the circulation overstatement ordinarily would merit a bonus in our view), as chief executive officer of the Company he is ultimately accountable for the activities of The Dallas Morning News circulation department. As noted above, based on Belo’s favorable consolidated financial performance in 2004 and his efforts in response to the circulation overstatement, we determined it equitable to award Robert stock options for 200,000 Series B shares. This amount was determined using similar methodology used in determining all stock option awards for 2004.
One Million Dollar Limit on the Deductibility of Executive Compensation
The Code places a $1 million annual limit on the tax deductibility of certain compensation paid to the chief executive officer and the other senior executives. Some compensation, including performance-based compensation meeting specified requirements, is exempt from the limit. None of Belo’s stock plans prohibit Belo from granting awards that are not subject to the tax deduction limit established by Section 162(m) of the Code. We intend to grant awards that are not subject to the deduction limit to the extent that the structure of such awards is consistent with corporate performance objectives.
Respectfully submitted,
Compensation Committee
Judith L. Craven, M.D., M.P.H., Chair
France A Córdova, Ph.D.
Laurence E. Hirsch
Lloyd D. Ward

Summary Compensation Table
The following information summarizes annual and long-term compensation awarded to, earned by or paid to Belo’s chief executive officer and the four other most highly paid executive officers (the “senior executives”) for services in all capacities to Belo for the fiscal years ended December 31, 2004, 2003, and 2002.

						Long Term
						Compensation
						Awards

		Annual Compensation				Securities
						Underlying
					Other Annual	Options/	All Other
					Compensation	SARs	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)		($)(1)	(#)	($)(2)

Robert W. Decherd	2004	$880,000	—		—	200,000	$325,718
Chairman of the Board,	2003	$855,000	$45,800		—	200,000	$335,334
President and Chief Executive	2002	$855,000	$1,282,500		—	200,000	$260,369
Officer

John L. (Jack) Sander	2004	$600,000	—		—	150,000	$461,970
President/ Media Operations	2003	$600,000	$23,600		—	120,000	$442,326
	2002	$532,000	$585,200		—	122,000	$337,872

Dunia A. Shive	2004	$475,000	—		—	85,000	$72,648
Executive Vice President	2003	$440,000	$15,800		—	75,000	$303,927
	2002	$427,500	$384,800		—	76,000	$58,154

James M. Moroney III	2004	$470,000	—		—	85,000	$70,672
Publisher and Chief Executive Officer,	2003	$435,000	$94,700	(3)	—	75,000	$78,525
The Dallas Morning News	2002	$413,300	$69,500		—	76,000	$61,126

Dennis A. Williamson	2004	$375,000	$160,800		—	60,000	$79,776
Senior Corporate Vice President/	2003	$340,000	$10,400		—	50,000	$79,611
Chief Financial Officer	2002	$330,000	$268,200		—	36,000	$57,446

(1)	The total value of executive perquisites and benefits did not exceed the lesser of (i) $50,000 or (ii) 10% of the total annual salary and bonuses for any senior executive. Disclosure is not included where the total value of executive perquisites and benefits did not exceed such lesser amount. The Company has periodically maintained, at the request of the Board of Directors, security services for Robert Decherd. The security services are not maintained as perquisites or otherwise for Robert Decherd’s personal benefit. As a result, the Company has not included the security costs in the column under “Other Annual Compensation,” but notes that the costs for 2002, 2003, and 2004 were $65,055, $65,005, and $50,261, respectively.

(2)	For 2004, Belo contributed the following amounts to (i) the Belo Savings Plan; and (ii) the SERP:

	Belo Savings Plan	SERP
	Contribution	Contribution
Name	($)	($)

Robert W. Decherd	$6,765	$312,177
John L. (Jack) Sander	$13,325	$448,645
Dunia A. Shive	$13,325	$59,323
James M. Moroney III	$6,765	$63,907
Dennis A. Williamson	$6,765	$73,011

Additionally, amounts in this column for 2002, 2003, and 2004 include $7,199, $7,022, and $6,776, respectively, for additional life insurance purchased for Robert Decherd. The amounts in this column for Robert for 2002 and 2003 have been adjusted to reflect these additional premiums.

Beginning in 2000, the Belo Savings Plan contribution for Jack Sander and Dunia Shive includes an enhanced 401(k) benefit, which was elected by each in lieu of continuing participation in Belo’s pension plan.

The 2003 SERP contribution includes a one-time contribution amount related to a change in the formula used in determining the participant’s target retirement benefit. The special contribution amounts for the senior executives were $9,535 for Robert Decherd, $231,604 for Dunia Shive, and $8,018 for Jim Moroney.

(3)	The amount for 2003 for Jim Moroney includes a one-time special award of $75,000 to recognize his contributions to leadership at The Dallas Morning News.
Option/ SAR Grants in 2004
The stock options described below were awarded under the 2004 Plan. During 2004, all options granted were for Series B shares, and no stock appreciation rights were granted. The following table provides additional information regarding stock options granted during 2004 to the senior executives:

	Number of
	Securities	% of Total
	Underlying	Options/SARs	Exercise		Grant Date
	Options/SARs	Granted To	or Base		Present
	Granted	Employees In	Price	Expiration	Value
Name	(#)(1)	Fiscal Year	($/Sh)	Date	($)(2)

Robert W. Decherd	200,000	11.10%	$25.20	12/03/2014	$1,074,000
John L. (Jack) Sander	150,000	8.33%	$25.20	12/03/2014	$805,500
Dunia A. Shive	85,000	4.72%	$25.20	12/03/2014	$456,450
James M. Moroney III	85,000	4.72%	$25.20	12/03/2014	$456,450
Dennis A. Williamson	60,000	3.33%	$25.20	12/03/2014	$322,200

(1)	All stock options shown above become exercisable in increments of 40% after one year and 30% after each of years two and three. Upon the occurrence of a change in control (as defined in the plan), all of the options become immediately exercisable, unless the Board of Directors has adopted resolutions making the acceleration provisions inoperative (or does so promptly following such occurrence).

(2)	These values are determined using the Black-Scholes option pricing model. The Black-Scholes option pricing model is one of the methods permitted by the SEC for estimating the present value of options. The Black-Scholes option pricing model is based on assumptions as to certain variables as described below, and is not intended to estimate, and has no direct correlation to, the value that an individual will actually realize upon exercise of stock options. The actual value of the stock options that a senior executive may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price. The values listed above were based on the following assumptions: volatility (measured as the annualized standard deviation of the sample, generally determined over the estimated life of the option) — .231; risk free rate of return — 3.41%; dividend yield — 1.51%; time of exercise — 4.5 years. The estimates indicated above do not include any adjustments for risk of forfeiture.

Aggregated Option/ SAR Exercises in 2004 and 2004 Year-End Option/ SAR Values
The following table shows information concerning the exercise of stock options during 2004 by the senior executives and the estimated value of unexercised options held by these individuals at year-end:

			Number of
			Securities	Value of
			Underlying	Unexercised
			Unexercised	In-the-Money
			Options/SARs	Options/SARs
			At FY-End	At FY-End
	Shares		(#)(1)	($)(2)
	Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise(#)	Realized($)	Unexercisable	Unexercisable

Robert W. Decherd	—	—	2,155,950/	$14,967,146/
			380,000	$487,000
John L. (Jack) Sander	—	—	722,400/	$4,904,955/
			258,600	$326,190
Dunia A. Shive	6,180	$76,207	478,900/	$3,380,560/
			152,800	$194,420
James M. Moroney III	—	—	562,100/	$3,814,253/
			152,800	$194,420
Dennis A. Williamson	—	—	227,400/	$1,482,770/
			100,800	$112,620

(1)	Of the exercisable and unexercisable options, all of the shares underlying the options are for Series B shares.

(2)	Based on the closing price of $26.24 of Belo Series A shares on the New York Stock Exchange on December 31, 2004, less the exercise price of the options.
Equity Compensation Plan Information
The following table provides information regarding Series A and Series B common stock authorized for issuance under Belo’s equity compensation plans as of December 31, 2004:

(c)
Number of Securities
	(a)		(b)		Remaining Available for
	Number of Securities to		Weighted-Average		Future Issuance Under
	be Issued Upon Exercise		Exercise Price of		Equity Compensation Plans
	of Outstanding Options,		Outstanding Options,		(excluding securities
	Warrants and Rights		Warrants and Rights		reflected in column (a))(1)

Plan Category	Series A	Series B	Series A	Series B	Series A or Series B

Equity Compensation Plans Approved by Shareholders	90,000	16,276,728	$15.25	$21.00	9,166,799
Equity Compensation Plans Not Approved by Shareholders(2)	—	—	—	—	—
Total	90,000	16,276,728	$15.25	$21.00	9,166,799

(1)	Belo’s equity compensation plans allow the Compensation Committee to designate either Series A or Series B common stock at the time of grant.

(2)	All of Belo’s equity compensation plans (including individual compensation arrangements) under which Series A or Series B common stock is authorized for issuance were approved by its shareholders.
Retirement Benefits
Pension Plan. Until July 1, 2000, we maintained a non-contributory pension plan which was available to substantially all of our employees who had completed one year of service and had reached 21 years of age as of

June 30, 2000. We amended this pension plan effective July 1, 2000. As a result, individuals who were participants or eligible to become participants prior to July 1, 2000, were offered an election to either (1) remain eligible to participate in and accrue benefits under the pension plan, or (2) cease accruing benefits under the pension plan effective June 30, 2000. Those employees who elected to cease accruing benefits under the pension plan became eligible for enhanced benefits under the Belo Savings Plan. Following the effective date of the amendment to the pension plan, as a general matter, no employee first hired on or after July 1, 2000 is eligible to participate in the pension plan, and no former employee who is rehired on or after July 1, 2000 will accrue additional benefits under the pension plan.
The following table reflects the expected annual benefits, computed on a 10-year certain and life annuity basis, payable under the pension plan to a fully vested senior executive upon retirement at age 65 after the credited years of service and at the annual remuneration levels set forth in the table.

Average Annual
Compensation	Years of Service(1)
During
Final Five Years	10	15	20	25	30	35	40

$150,000	$20,046	$30,068	$40,091	$50,114	$60,137	$70,160	$78,410
$250,000	$28,746	$43,118	$57,491	$71,864	$86,237	$100,610	$112,160
$350,000	$28,746	$43,118	$57,491	$71,864	$86,237	$100,610	$112,160
$450,000	$28,746	$43,118	$57,491	$71,864	$86,237	$100,610	$112,160
$550,000	$28,746	$43,118	$57,491	$71,864	$86,237	$100,610	$112,160
$650,000	$28,746	$43,118	$57,491	$71,864	$86,237	$100,610	$112,160
$750,000	$28,746	$43,118	$57,491	$71,864	$86,237	$100,610	$112,160
$850,000 or above	$28,746	$43,118	$57,491	$71,864	$86,237	$100,610	$112,160

(1)	Benefits listed in the table above are not subject to reduction for Social Security amounts. The table reflects all of the limits on accrued benefits and annual compensation to be taken into account in determining pension benefits, which limits are imposed by Sections 415 and 401(a)(17) of the Code. The limits for 2004 on benefits and compensation were $165,000 and $205,000, respectively.
Our pension plan provides for the payment of a monthly retirement benefit based on credited years of service and the average of five consecutive years of highest annual compensation out of the ten most recent calendar years of employment. Compensation covered under the pension plan includes regular pay plus overtime, bonuses, commissions, and any contribution made by us on behalf of an employee pursuant to a deferral election under any benefit plan containing a cash or deferred arrangement. Covered compensation excludes certain non-cash earnings and Belo matching contributions to the Belo Savings Plan. A participant’s interest in the pension plan ordinarily becomes fully vested upon completion of five years of credited service, or upon attainment of age 62, whichever first occurs. Retirement benefits under the pension plan are paid to participants upon normal retirement at the age of 65 or later, or upon early retirement, which may occur at age 62 (or age 55 with five years of service). However, as a result of the plan amendment described above, any participant employed by Belo on July 1, 2000 is fully vested without regard to years of service or the age of the participant. The pension plan also provides for the payment of death benefits. As of December 31, 2004, the named senior executives have credited years of service under the pension plan as follows: Robert Decherd — 31 years; Jack Sander — 3 years; Dunia Shive — 7 years; Jim Moroney — 26 years; and Dennis Williamson — 21 years. The covered compensation of these persons under the pension plan is substantially the same as the annual compensation indicated in the summary compensation table on page 22, except that such covered compensation was capped at $205,000 for all participants in 2004.
Upon the occurrence of certain events, (1) the benefits of all active participants in the pension plan become fully vested and nonforfeitable and (2) the excess of pension plan assets over the present value of accrued benefits, if any, are applied to provide active participants with an additional vested benefit equivalent to the benefit such participants should have received under Department of Labor regulations, as in effect prior to July 1, 1996, if the pension plan had then terminated. The events giving rise to (1) and (2) above are generally identical to those giving rise to a “change in control,” as defined in the Executive Compensation

Plans. A “change in control” is generally defined in each of the Executive Compensation Plans (unless the Board stipulates to the contrary for purposes of the applicable plan) as the commencement of a tender offer or exchange offer, a change in control (which is deemed to occur when any group, entity, or other person that theretofore beneficially owned less than 30% of the total number of outstanding shares of common stock acquires shares, which acquisition results in such group, entity, or person having more than 30% beneficial ownership), approval or consummation of certain mergers, sales, exchanges, or dispositions of Belo’s assets, or certain changes in the composition of Belo’s Board during any period of two consecutive years.
Supplemental Executive Retirement Plan. The SERP was adopted by the Compensation Committee in December 1992 for key executives selected by the Compensation Committee, including the senior executives named in the summary compensation table above. The purpose of the SERP is to help offset the Code limits on our qualified retirement plans. However, because the SERP is a defined contribution plan, the actual benefit to be received by any participant will depend on the participant’s account balance at the time of retirement. Initially, the specific objective of the SERP was to provide a benefit at age 65 that, when combined with the benefit under our pension plan, is 60% of final average pay (the average of the total salary and target bonus during the last five completed calendar years of employment) for a target group of executives, which includes Robert Decherd, Jack Sander, Dunia Shive, and Jim Moroney. Effective January 1, 2000, the SERP was amended to restore benefits to additional participants selected by the Compensation Committee, limited by the annual compensation cap for determining pension benefits imposed by the Code. The SERP was amended again at the December 2003 meeting of the Compensation Committee such that all SERP participants (other than Jack Sander) became subject to the pension-based restoration formula for determining targeted supplemental retirement benefits. A one-time contribution was made to the SERP trust for participants whose target benefit decreased because of the new restoration formula. (See footnote (2) to the summary compensation table on page 22 for information with regard to these make-up contribution amounts and for the amounts contributed to the SERP by Belo on behalf of the named senior executives for 2004.) We have established a trust to hold the contributions to the SERP, which contributions are subject to the claims of creditors. As a result of the establishment of the trust, benefits payable under the SERP will be protected in the event of a change in control of Belo.
Certain Relationships
Director Anne Szostak’s husband, Michael Szostak, is a sportswriter and columnist for The Providence Journal, a newspaper published by The Providence Journal Company, a subsidiary of Belo Corp.. The Company is not aware of any other related party transactions that would require disclosure.

STOCK PERFORMANCE
The following graph compares (1) the annual cumulative shareholder return on an investment of $100 on December 31, 1999 in Belo’s Series A common stock, based on the market price of the Series A common stock and assuming reinvestment of dividends, with (2) the cumulative total return of a similar investment in companies on the Standard & Poor’s 500 Stock Index and in a group of peer companies selected on a line-of-business basis and weighted for market capitalization. For the 2004 proxy statement, the Company’s peer group included the following companies: Dow Jones & Company, Inc.; Gannett Co., Inc.; Granite Broadcasting Corporation; Hearst-Argyle Television, Inc.; Knight-Ridder, Inc.; Lee Enterprises, Inc.; McClatchy Newspapers, Inc.; Media General, Inc.; The New York Times Company; Pulitzer Publishing Company; The E.W. Scripps Company; Tribune Company; The Washington Post Company; and Young Broadcasting Corporation (the “Pre-2005 Peer Group”). The current peer group (the “2005 Peer Group”) differs from the Pre-2005 Peer Group in that it includes LIN TV, a company that competes in one of Belo’s two primary lines of business, and it excludes Granite Broadcasting, Inc., the market capitalization of which no longer causes that company’s return to meaningfully affect the cumulative total return of the peer group. For comparison purposes, the graph shows the results of both the Pre-2005 Peer Group and the 2005 Peer Group. Belo is not included in the calculation of peer group cumulative total shareholder return on investment.

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Belo	100	85.30	101.69	117.19	158.03	148.49
Pre-2005 Peer Group	100	86.24	88.54	97.90	115.97	108.56
2005 Peer Group	100	86.45	88.73	98.01	116.00	108.43
S&P 500	100	91.85	80.56	62.72	80.67	89.53

ANNUAL REPORT AND ADDITIONAL MATERIALS
Our 2004 annual report to shareholders is being distributed with this proxy statement. Copies of our annual report on Form 10-K for the fiscal year ended December 31, 2004 may be obtained without charge upon written or oral request to Belo Corp., Attention: Guy H. Kerr, Secretary, P.O. Box 655237, Dallas, Texas 75265-5237, (214) 977-6606. Our annual report on Form 10-K is also available free of charge on www.belo.com, along with our quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to all these reports as soon as reasonably practicable after the reports are electronically filed with or furnished to the SEC.
If you and others who share your mailing address own common stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one annual report and proxy statement from each company whose stock is held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it and a single copy of this proxy statement and the 2004 annual report have been sent to your address. (Each shareholder will continue to receive a separate proxy voting form.) If you hold shares through a bank or brokerage firm and would like to revoke your consent to householding and in the future receive your own set of proxy materials or if your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, please contact the Householding Department of ADP Investor Communication Service by mail at 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-800-542-1061, and indicate your name and the name of each of your brokerage firms or banks where your shares are held. You may also have an opportunity to opt in or opt out of householding by following the instructions on your proxy voting form supplied with this proxy by your bank or broker.
SHAREHOLDER PROPOSALS FOR 2006 MEETING
In order to propose business for consideration or nominate persons for election to the Board, a shareholder must comply with the advance notice provisions of our bylaws. The bylaws provide that any such proposals or nominations must be submitted to us between February 10, 2006 and March 12, 2006 in order to be considered at the 2006 annual meeting, and must satisfy the other requirements in our bylaws regarding such proposals or nominations. These bylaw provisions apply whether or not the proposal or nomination is intended to be included in the proxy materials for the 2006 annual meeting. If the shareholder does not also comply with the requirements of SEC Rule 14a-4, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal or nomination made by a shareholder. A shareholder who is interested in submitting a proposal for inclusion in our proxy materials for the 2006 annual meeting may do so by submitting the proposal to the attention of Belo’s Secretary by no later than December 6, 2005 and following the procedures described in SEC Rule 14a-8.
Copies of the bylaws and SEC Rules 14a-4 and 14a-8 may be obtained by contacting Belo’s Secretary at P.O. Box 655237, Dallas, Texas 75265-5237, or by telephone at (214) 977-6606, and submissions pursuant to these provisions should be addressed to Belo’s Secretary at this same address.
GENERAL
At the date of this proxy statement, we do not know of any matters to be presented for action at the annual meeting other than those described in this proxy statement. If any other matters should come before the annual meeting, the persons named in the accompanying form of proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

By Order of the Board of Directors

GUY H. KERR
Secretary
Dated: April 5, 2005

APPENDIX A
AUDIT COMMITTEE CHARTER
        1.            Members. The Board of Directors shall appoint an Audit Committee of at least three members, consisting entirely of independent directors of the Board, and shall designate one member as chairperson. For purposes hereof, the term “independent” shall mean a director who meets the New York Stock Exchange (“NYSE”) standards of “independence” for directors and audit committee members, as determined by the Board. The criteria used by the Board in assessing “independence” are included in the Company’s corporate governance guidelines, as adopted by the Board and as amended from time to time. Each member of the Company’s Audit Committee must be financially literate, as determined in the Board’s judgment, and at least one member of the Audit Committee shall be an “audit committee financial expert,” as defined in rules promulgated by the Securities and Exchange Commission (“SEC”).
        2.            Purposes, Duties, and Responsibilities.
        The purposes of the Audit Committee shall be to:

•	assist the Board in discharging its oversight responsibility relating to: (i) the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements; (ii) the surveillance of administration and financial controls and the Company’s compliance with legal and regulatory requirements; (iii) the outside auditing firm’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and the Company’s outside auditing firm; and

•	prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.
        Among its specific duties and responsibilities, the Audit Committee shall, consistent with and subject to applicable law and rules and regulations promulgated by the SEC, NYSE or other regulatory authority:

(i) Appoint, and retain or terminate, when appropriate, the outside auditing firm, which firm shall report directly to the Audit Committee. In its capacity as a committee of the Board, the Audit Committee shall be directly responsible for the appointment, compensation, retention and oversight of the outside auditing firm.

(ii) Obtain and review, at least annually, a report by the outside auditing firm describing: the outside auditing firm’s internal quality-control procedures; and any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

(iii) Approve in advance all audit engagement fees and terms of all audit services to be provided by the outside auditing firm. (By approving the audit engagement, the audit service shall be deemed to have been pre-approved.)

(iv) Establish policies and procedures for the engagement of the outside auditing firm to provide audit and permissible non-audit services, which shall include pre-approval of all audit and permissible non-audit services to be provided by the outside auditing firm.

(v) Consider, at least annually, the independence of the outside auditing firm, including whether the outside auditing firm’s performance of permissible non-audit services is compatible with the auditor’s independence, and obtain and review a report by the outside auditing firm describing any relationships between the outside auditing firm and the Company or any other relationships that may adversely affect the independence of the auditor.

(vi) Review and discuss with the outside auditing firm: (a) the scope of the audit, the results of the annual audit examination by the auditor, and any difficulties the auditor encountered in the course of their audit work (including any restrictions on the scope of the outside auditing

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firm’s activities or on access to requested information, and any significant disagreements with management) and management’s response; and (b) any reports of the outside auditing firm with respect to interim periods.

(vii) Meet to review and discuss with management and the outside auditing firm the annual audited and quarterly financial statements of the Company, including reviewing: (a) an analysis of the auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; (b) the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including critical accounting policies identified to the Committee by management and the outside auditing firm; and (c) major issues regarding the Company’s accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and financial statement presentations.

(viii) Recommend to the Board based on the review and discussion described in paragraphs (v)-(vii) above, whether the financial statements should be included in the Annual Report on Form 10-K.

(ix) Receive reports from management and the outside auditing firm regarding, and review and discuss the adequacy and effectiveness of, the Company’s internal controls, and review and discuss with the principal internal auditor of the Company the scope and results of the internal audit program.

(x) Receive reports from management regarding, and review and discuss the adequacy and effectiveness of, the Company’s disclosure controls and procedures.

(xi) Review and discuss generally the types of information to be disclosed and the type of presentation to be made in the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies.

(xii) Review and discuss the Company’s policies with respect to risk assessment and risk management.

(xiii) Establish procedures for handling complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters. Obtain and review, at least annually, a report on any such complaints and any reported violations of the Company’s Code of Business Conduct and Ethics.

(xiv) Establish policies for the hiring of employees and former employees of the outside auditing firm.

(xv) Evaluate annually the performance of the Audit Committee and the appropriateness of the Audit Committee charter.

        3.            Outside Advisors. The Audit Committee shall have the authority to retain such outside counsel, accountants, experts and other advisors as it determines appropriate to assist the Audit Committee in the performance of its functions and shall receive appropriate funding from the Company, as determined by the Audit Committee, for payment of compensation to any such advisors.
        4.            Meetings. The Audit Committee will meet as often as may be deemed necessary or appropriate in its judgment, either in person or telephonically, and at such times and places as the Audit Committee shall determine. The Audit Committee shall meet separately in executive session, periodically, with each of management, the principal internal auditor of the Company and the outside auditing firm. The Audit Committee shall report regularly to the Board with respect to its meetings. The majority of the members of the Audit Committee shall constitute a quorum.
Last revised: March 2, 2005

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APPENDIX B
INDEPENDENCE STANDARDS
Excerpted from Belo Corp.
Corporate Governance Guidelines
The complete current version of the guidelines as approved and adopted by the
Board on March 2, 2005 is posted on Belo’s Web site at www.belo.com.
A copy of the guidelines may be obtained without charge upon written or oral request to
Belo Corp., Attention: Guy H. Kerr, Secretary,
P.O. Box 655237, Dallas, Texas 75265-5237, (214) 977-6606.
Board Composition & Qualifications
Independence
A substantial majority of the directors comprising the Board shall be independent directors. An “independent” director is a director who meets the New York Stock Exchange (“NYSE”) standards of independence, as determined by the Board. The Board has adopted the standards set forth on Attachment A to these guidelines to assist it in making determinations of a director’s independence.
Board Committees
Number, Structure and Independence of Committees
The Board has four standing committees: Audit, Compensation, Nominating and Corporate Governance, and Executive. All members of the Audit, Compensation, and Nominating and Corporate Governance Committees shall be directors who meet the NYSE standards of “independence” as determined by the Board. Directors who serve on the Audit Committee must meet additional independence criteria described in Attachment A to these guidelines.
Attachment A: Independence Standards
A director shall be independent if the director meets each of the following standards and otherwise has no material relationship with Belo, either directly, or as a partner, stockholder, or officer of an organization that has a relationship with Belo. For purposes of these standards, “Belo” means Belo Corp. and its consolidated subsidiaries, collectively.

1.	the director is not, and in the past three years has not been, an employee of Belo;

2.	an immediate family member of the director is not, and in the past three years has not been, employed as an executive officer of Belo;

3.	(a) neither the director nor a member of the director’s immediate family is a current partner of Belo’s outside auditing firm; (b) the director is not a current employee of Belo’s outside auditing firm; (c) no member of the director’s immediate family is a current employee of Belo’s outside auditing firm participating in the firm’s audit, assurance, or tax compliance (but not tax planning) practice; and (d) neither the director nor a member of the director’s immediate family was within the past three years (but is no longer) a partner or employee of Belo’s outside auditing firm and personally worked on Belo’s audit within that time;

4.	neither the director nor a member of the director’s immediate family is, or in the past three years has been, part of an interlocking directorate in which a current executive officer of Belo served on the compensation committee of another company at the same time the director or the director’s immediate family member served as an executive officer of that company;

5.	neither the director nor a member of the director’s immediate family has received during any 12-month period in the past three years, any direct compensation payments from Belo in excess of $100,000, other than compensation for Board service, compensation received by the director’s

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immediate family member for service as a non-executive employee of Belo, and pension or other forms of deferred compensation for prior service;

6.	the director is not a current executive officer or employee, and no member of the director’s immediate family is a current executive officer, of another company that makes payments to or receives payments from Belo, or during any of the last three fiscal years has made payments to or received payments from Belo, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues;

7.	the director is not an executive officer of a non-profit organization to which Belo makes or in the past three fiscal years has made, payments (including contributions) that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues;

8.	the director is not, and during the last fiscal year has not been, a partner in, or a controlling shareholder or executive officer of, a business corporation, non-profit organization, or other entity to which Belo was indebted at the end of Belo’s last full fiscal year in an aggregate amount in excess of 2% of Belo’s total consolidated assets at the end of such fiscal year;

9.	the director is not, and during the last fiscal year has not been, a member of, or of counsel to, a law firm that Belo has retained during the last fiscal year or proposes to retain during the current fiscal year; or

10.	the director is not, and during the last fiscal year has not been, a partner or executive officer of any investment banking firm that has performed services for Belo, other than as a participating underwriter in a syndicate, during the last fiscal year or that Belo proposes to have perform services during the current fiscal year.
The Board may determine that a director or nominee is “independent” even if the director or nominee does not meet each of the standards set forth in paragraphs (7) through (10) above as long as the Board determines that such person is independent of management and free from any relationship that in the judgment of the Board would interfere with such person’s independent judgment as a member of the Board and the basis for such determination is disclosed in Belo’s annual proxy statement.
In addition, a director is not considered independent for purposes of serving on the Audit Committee, and may not serve on that committee, if the director: (1) receives, either directly or indirectly, any consulting, advisory or other compensatory fee from Belo Corp. or any of its subsidiaries other than: (a) fees for service as a director, and (b) fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Belo; or (2) is “an affiliated person” of Belo Corp. or any of its subsidiaries; each as determined in accordance with Securities and Exchange Commission regulations.
For purposes of this Attachment A, an “immediate family member” means a person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

B-2

4350-PS-05

NOTICE TO PARTICIPANTS
IN THE
BELO SAVINGS PLAN
Dear Belo Savings Plan Participant:
Enclosed with this notice is a proxy statement of Belo Corp. describing the annual meeting of shareholders to be held on May 10, 2005. The annual meeting will be held for the purpose of electing five directors, ratifying the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, and considering any other matters that may properly come before the meeting or any postponement or adjournment of the meeting.
Directions to the Trustees
Only Fidelity Management Trust Company and Wells Fargo Bank, N.A., as the trustees of the Belo Savings Plan, can vote the shares of Belo stock held by the Belo Savings Plan. However, under the terms of the Belo Savings Plan, you are entitled to instruct the trustees how to vote the shares of Belo stock that were allocated to your plan account at the close of business on March 18, 2005.
Enclosed with this notice is a confidential voting instruction card provided to you for the purpose of instructing the trustees how to vote your plan shares. Your participation is important. Please take the time to complete the instruction card and return it in the enclosed self-addressed and stamped envelope or vote your plan shares by toll-free telephone number or the Internet.
The trustees will vote all Belo shares held by the Belo Savings Plan in accordance with the voting instructions that are received via mail, telephone, or Internet on or before May 8, 2005, unless the trustees determine such instructions are contrary to the requirements of the Employee Retirement Income Security Act of 1974, as amended (ERISA). If you sign, date, and return a voting instruction card but do not check any boxes on the card, the trustees will vote your plan shares FOR all nominees standing for election as directors and FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. In addition, at their discretion, the trustees of the Belo Savings Plan are authorized to vote on any other matter that properly may come before the meeting or any adjournment or postponement of the meeting.
Confidentiality and Instructions
Your voting instructions to the trustees are strictly confidential and will not be revealed, directly or indirectly, to any director, officer, or other employee of Belo or to anyone else, except as otherwise required by law. Therefore, you should feel completely free to instruct the trustees to vote your plan shares in the manner you think best.
Voting Deadline
Because of the time required to tabulate voting instructions from participants before the annual meeting, the trustees must establish a cut-off date for receipt of voting instructions. The cut-off date is May 8, 2005. The trustees cannot ensure that voting instructions received after the cut-off date will be tabulated. Therefore, it is important that you act promptly to vote your plan shares on or before May 8, 2005. If the trustees do not receive timely instructions from you with respect to your plan shares, the trustees will vote your shares in the same proportion as the shares for which voting instructions have been received from other participants.
Further Information
If you are a direct shareholder of Belo, you will also find enclosed a separate proxy card with respect to your directly-owned shares. You must vote your directly-owned shares and your plan shares separately, either by returning the proxy card and voting instruction card by mail, or by separately voting by telephone or Internet with respect to your directly-held and your plan shares. You may not use the proxy card or the voter identification information with respect to your directly-held shares to vote your plan shares. Your direct vote of non-plan shares is not confidential.
If you have questions regarding the information provided to you, you may contact the plan administrator at (800) 835-5098 between 8:00 a.m. and 5:00 p.m., Central Time, Monday through Friday.
Your ability to instruct the trustees how to vote your plan shares is an important part of your rights as a participant. Please consider the enclosed material carefully and return your voting instructions to us promptly.
April 5, 2005
FIDELITY MANAGEMENT TRUST COMPANY
WELLS FARGO BANK, N.A.
as Trustees of the BELO SAVINGS PLAN
4350-LTR-05

YOUR PROXY CARD IS ATTACHED BELOW.

PLEASE READ AND FOLLOW THE INSTRUCTIONS
CAREFULLY AND DETACH AND RETURN YOUR
COMPLETED PROXY CARD IN THE ENCLOSED
POSTAGE-PAID ENVELOPE

DO NOT MAIL YOUR
PROXY CARD IF YOU VOTE
BY TELEPHONE OR INTERNET

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZBLO62

PROXY

Annual Meeting of Shareholders — To be held May 10, 2005
THE BOARD OF DIRECTORS OF BELO CORP. SOLICITS THIS PROXY

The undersigned hereby appoints Robert W. Decherd, Dennis A. Williamson, and Guy H. Kerr, or any one or more of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated below all the shares of the common stock of Belo Corp. held of record by the undersigned on March 18, 2005, at the 2005 Annual Meeting of Shareholders, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY COMPLETED AND RETURNED BY YOU, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES STANDING FOR ELECTION AS DIRECTORS AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

SEE REVERSE
SIDE

(continued and to be signed on the reverse side)

SEE REVERSE
SIDE

BELO CORP.

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. Please note all votes cast via the telephone or the Internet must be cast prior to 5:00 p.m. (Eastern Time), May 9, 2005. If you wish to change your address, please mark the box below and return your proxy by mail.

Vote by Telephone Call toll-free on a touch-tone phone. There is NO CHARGE for this call.

1.	Read the accompanying proxy statement and have your proxy card handy when you call.

2.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683).

3.	Follow the recorded instructions.

Vote by Internet As with all Internet access, usage or server fees must be paid by the user.

1.	Read the accompanying proxy statement and have your proxy card handy when you access the Web site.

2.	Go to the Web site http://www.eproxyvote.com/blc

3.	Follow the instructions provided.

If you vote over the Internet or by telephone, please do not mail your card.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZBLO61

☒	Please mark votes as in this example.	4350

This proxy, when properly completed and returned, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” all nominees standing for election as directors and “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

1.	Election of the following nominees as Class I director (Terms expire in 2008):
(01) France A. Córdova, Ph.D., (02) Robert W. Decherd, (03) Laurence E. Hirsch, (04) M. Anne Szostak, and (05) J. McDonald Williams.

☐	FOR ALL NOMINEES	☐	WITHHOLD AUTHORITY FROM ALL NOMINEES

☐

FOR ALL NOMINEES EXCEPT AS NOTED ABOVE

		FOR	AGAINST	ABSTAIN

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

3.	At the discretion of such proxies on any other matter that properly may come before the meeting or any adjournment or postponement thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

Please mark, date, and sign as your name appears at left and return in the envelope provided.

Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:	Date:	Signature:	Date:

YOUR VOTING INSTRUCTION CARD FOR YOUR BELO
SAVINGS PLAN SHARES IS ATTACHED BELOW.

PLEASE READ AND FOLLOW THE INSTRUCTIONS
CAREFULLY AND DETACH AND RETURN YOUR COMPLETED
VOTING INSTRUCTION CARD IN THE
ENCLOSED POSTAGE-PAID ENVELOPE

DO NOT MAIL YOUR
VOTING INSTRUCTION CARD IF YOU VOTE
BY TELEPHONE OR INTERNET

DETACH HERE IF YOU ARE RETURNING YOUR VOTING INSTRUCTION CARD BY MAIL	ZBLP42

VOTING INSTRUCTIONS TO TRUSTEES OF BELO SAVINGS PLAN

Annual Meeting of Shareholders — To be held May 10, 2005

TO PARTICIPANTS IN THE BELO SAVINGS PLAN:

As a participant in the Belo Savings Plan, you may instruct the trustees how to vote the shares of Belo common stock allocated to your account at the 2005 Annual Meeting of Shareholders, and any adjournment or postponement thereof. This voting instruction card, when properly completed and returned by you, will constitute instructions to the trustees to vote the shares of Belo common stock credited to your Belo Savings Plan account as of March 18, 2005. Your instructions to the trustees will be held in strict confidence and will be made available only to the inspectors of the election at the Annual Meeting, none of whom is an employee of Belo. Please use the other side of this form in giving your instructions.

If the trustees have not received your voting instructions by May 8, 2005, your plan shares will be voted by the trustees in the same proportion as those shares for which voting instruction has been timely received. If you sign, date, and return a voting instruction card but do not check any boxes on the card, the trustees will vote your Belo Savings Plan shares “FOR” all nominees standing for election as directors and “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

FIDELITY MANAGEMENT TRUST COMPANY
WELLS FARGO BANK, N.A.,
Trustees of the Belo Savings Plan

SEE REVERSE
SIDE

(continued and to be signed on the reverse side)

SEE REVERSE
SIDE

BELO CORP.

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your telephone or Internet vote authorizes the trustees to vote your shares in the same manner as if you marked, signed, and returned your voting instruction card. Please note all votes cast via the telephone or the Internet must be cast prior to 12:00 midnight (Eastern Time), May 8, 2005. If you wish to change your address, please mark the box below and return your proxy by mail.

Vote by Telephone Call toll-free on a touch-tone phone. There is NO CHARGE for this call.

1.	Read the accompanying proxy statement and have your voting instruction card handy when you call.

2.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683).

3.	Follow the recorded instructions.

Vote by Internet As with all Internet access, usage or server fees must be paid by the user.

1.	Read the accompanying proxy statement and have your voting instruction card handy when you access the Web site.

2.	Go to the Web site http://www.eproxyvote.com/blc

3.	Follow the instructions provided.

If you vote over the Internet or by telephone, please do not mail your card.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

DETACH HERE IF YOU ARE RETURNING YOUR VOTING INSTRUCTION CARD BY MAIL	ZBLP41

☒	Please mark votes as in this example.	4350

The trustees of the Belo Savings Plan, and each of them, are hereby instructed to vote in the manner directed herein or, if no direction is made, to vote “FOR” all nominees standing for election as directors and “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm:

1.	Election of the following nominees as Class I director (Terms expire in 2008):
(01) France A. Cárdova, Ph.D., (02) Robert W. Decherd, (03) Laurence E. Hirsch, (04) M. Anne Szostak, and (05) J. McDonald Williams.

☐	FOR ALL NOMINEES	☐	WITHHOLD AUTHORITY FROM ALL NOMINEES

☐

FOR ALL NOMINEES EXCEPT AS NOTED ABOVE

		FOR	AGAINST	ABSTAIN

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

3.	At the discretion of the trustees of the Belo Savings Plan on any other matter that properly may come before the meeting or any adjournment or postponement thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

Please mark, date, and sign as your name appears at left and return in the envelope provided.

I hereby authorize Fidelity Management Trust Company and Wells Fargo Bank, N.A., as trustees under the Belo Savings Plan, to vote the full shares of Belo common stock credited to my account under the Belo Savings Plan at the 2005 Annual Meeting in accordance with the instructions given above. Each of the trustees has appointed EquiServe as agent to tabulate the votes.

Signature:	Date:	Signature:	Date: